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                                                                 EXHIBIT 3.01(b)



                              ARTICLES OF AMENDMENT

                        TO THE ARTICLES OF INCORPORATION

                                       OF

                         NEW ENGLAND ACQUISITIONS, INC.
       ===================================================================




1. The name of the corporation is New England Acquisitions, Inc. (the "Corporation").



2. ARTICLE SECOND of the Articles of Incorporation of the Corporation is hereby amended to read as follows:



            The aggregate number of shares which the Corporation shall have authority to issue is 150,000,000 shares of capital stock, $0.00001 par value. Each share of capital stock issued and outstanding immediately prior to the filing hereof shall be changed into 15 shares of capital stock, $0.00001 par value. The change of capital stock shall be implemented by the issuance of new certificates representing such stock upon surrender of the old certificates to the Corporation



3. The foregoing amendment was adopted on August 6, 2001. The number of votes cast for the amendment by the shareholders was sufficient for approval. No voting group was entitled to vote separately on the amendment.



IN WITNESS WHEREOF, the undersigned President has executed these Articles of Amendment on the 6th day of August, 2001.




                                           /s/ Gary Cella
                                           ----------------------
                                           Gary Cella, President